Exhibit 8.1

October 3, 2017

Mattel, Inc.,

333 Continental Boulevard,

El Segundo, CA 90245-5012.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with your filing of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). We hereby confirm to you our opinion set forth in the Registration Statement under the caption “United States Taxation.”

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “United States Taxation” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ SULLIVAN & CROMWELL LLP